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Watch List Report for LBUBS02C7
As of 01/13/2003
S4	S55	S61	S57	S58	L7	L8	L11	L56/L93	L70/L97
Prospectus Loan ID	Property Name	Property Type	City	State	Ending Scheduled Loan Balance	Paid Thru Date	Maturity Date	Preceding Fiscal Yr DSCR NOI/NCF	Most Recent DSCR NOI/NCF	Trigger Codes	Comment/Action to be taken

	Total:	0			0

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Last Updated on 07/31/03
By KChristensen